                                                                 EXHIBIT 99.2(a)

BEDFORD FALLS INVESTORS, L.P.
660 Madison Avenue
20th Floor
New York, N.Y. 10021

(212) 486-8100
Fax: (212) 355-7480


                                                                 August 10, 1995


V.H. Van Horn
President/Chief Executive Officer
National Convenience Stores Incorporated
100 Waugh Drive
Houston, TX 77007

Dear Pete:

         By letters attached, Bedford Falls Investors, L.P. ("Bedford"), an investment partnership under my management, and a stockholder of National Convenience Stores Incorporated ("NCS"), is submitting nominations for election to the four seats on the Company's Board of Directors which are to be filled at the Company's next annual meeting. Such nominations are being made consistent with the requirements of Article I, Section 9 of the Company's By-Laws.

         We have, in addition, submitted an additional nomination in order to reserve our rights to elect such nominee to an additional Board seat if the By-Laws are amended to expand the Board. Our present intention is to make a motion at the annual meeting to fix the Board at nine seats.

         At this time, we have neither publicly announced such nominations or intention, nor made any filings with Securities and Exchange Commission regarding a proxy solicitation for the election of such nominees and the approval of such proposal. Bedford's need to preserve all its options with regard to its investment in NCS compelled us to make these nominations now, due to the advance notice requirements present in the By-Laws of NCS. It is our hope that a public proxy contest will not be necessary. As one of the Company's largest shareholders, Bedford desires to meet with you in the next two weeks to discuss your plans for, as well as our thoughts about, the future of NCS. Our determination to pursue a proxy contest to obtain control of the Board of Directors of NCS will be greatly influenced by the outcome of our meeting.

         I will contact you on Monday, August 14 to arrange a meeting.


Yours truly,


/s/ Jeffrey E. Schwarz
__________________________
Jeffrey E. Schwarz